Consent of Independent Audtors

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 33-60530 and Form S-3, No. 3-44164) pertaining to the 1992 Incentive Stock Option Plan and the Dividend Reinvestment Plan of S&T Bancorp, Inc. and subsidiaries, respectively, and the related Prospectuses of our report dated January 12, 1996, with respect to the consolidated financial statements of S&T Bancorp, Inc. and subsidiaries incorporated by reference in this Annual Report (Form 10-K) for the year ended
December 31, 1995.


Ernst & Young




Pittsburgh, Pennsylvania
March 18, 1996